Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
September 12, 2016		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. ANNOUNCES

PLANNED RETIREMENT OF KATHLEEN P. PEPSKI, CHIEF FINANCIAL OFFICER

Minneapolis, MN, September 12, 2016 – Hawkins, Inc. (Nasdaq: HWKN) announced today that Kathleen P. Pepski, Vice President, Chief Financial Officer and Treasurer plans to retire. To facilitate a smooth transition, Pepski is expected to continue in her current role until June 2017. The Company is beginning a search for her successor.

Pepski joined Hawkins in February 2008 as its Chief Financial Officer, Vice President and Treasurer. She served as Secretary from February 2008 to November 2008.

“During Kathy’s tenure at Hawkins, she had a tremendous impact on our Company through her exceptional leadership and disciplined approach to financial and company operations,” said Patrick Hawkins, Chief Executive Officer.

“Kathy’s significant contributions include her support of multiple expansion initiatives during her tenure at Hawkins, including playing a major role in the 2015 acquisition of Stauber Performance Ingredients, which, at $157 million, was the largest acquisition in the history of our Company. Her accomplishments will benefit Hawkins for many years to come,” said Mr. Hawkins.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.